Exhibit 99.1

INSULET REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Company Achieves Operating Cashflow Profitability for Q4

Year of Strong Growth Capped off with FDA Clearance of the New OmniPod Insulin Pump

BEDFORD, MA, February 27, 2013—Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter Results

Fourth quarter 2012 revenue increased 23% to $57.8 million, compared to $47.2 million in the fourth quarter of 2011. Gross profit for the fourth quarter of 2012 improved by 26% to $25.3 million, as compared to a gross profit of $20.1 million for the fourth quarter of 2011. The increase in both revenue and gross profit was driven by continued growth of the OmniPod customer base both in the U.S. and international markets during the fourth quarter of 2012.

Operating loss for the fourth quarter of 2012 was $6.1 million, compared to an operating loss of $10.5 million in the fourth quarter of 2011, an improvement of over 40%. The decrease in the operating loss is mainly driven by the increase in gross profit quarter over quarter.

Net loss for the fourth quarter of 2012 was $10.2 million, or $0.21 per share, compared to a net loss of $14.3 million, or $0.30 per share, for the fourth quarter of 2011.

“2012 was an extremely successful year across all fronts for Insulet, with strong revenue growth and expanded gross margins driving us to operating cash profitability* in the fourth quarter,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “The year culminated with our most exciting accomplishment, FDA clearance of the new OmniPod. We have begun shipping the new OmniPod to new customers and expect to begin transitioning our existing customer base to the new OmniPod in the coming weeks. Looking ahead to 2013, we expect continued growth to be driven by robust demand for the new OmniPod, which retains all the easy-to-use features of the original OmniPod, and is over a third smaller in size and a quarter lighter.”

Full Year Results

For the year ended December 31, 2012, revenue increased 39% to $211.4 million from $152.3 million for the year ended December 31, 2011. Gross profit for the year ended December 31, 2012 was $92.3 million, an improvement of 38%, as compared to a gross profit of $66.7 million, for the year ended December 31, 2011.

Operating loss for the year ended December 31, 2012 was $36.0 million as compared to an operating loss of $42.5 million in the year ended December 31, 2011. Total operating expenses were $128.3 million for the year ended December 31, 2012, compared to $109.2 million for the year ended December 31, 2011. This increase in operating expenses was primarily related to the June 2011 acquisition of Neighborhood Diabetes, the expansion of our commercial team and higher research and development costs associated with the development and approval of our next generation OmniPod.

Net interest expense was $15.7 million for the year ended December 31, 2012, compared to $14.6 million for the year ended December 31, 2011. Income tax expense was $0.2 million in the year ended December 31, 2012, compared to income tax benefit of $11.2 million for the year ended December 31, 2011. Income tax expense in 2012 primarily related to federal, state and foreign taxes. Income tax benefit in 2011 primarily resulted from acquired deferred tax liabilities which were used to offset preexisting deferred tax assets and reduced the amount of the valuation allowance required.

Net loss for the year ended December 31, 2012 was $51.9 million, or $1.08 per share, compared to $45.8 million, or $0.98 per share, for the year ended December 31, 2011.

As of December 31, 2012, the Company had cash and cash equivalents of $57.3 million compared to $94.0 million at December 31, 2011. In January 2013, the Company sold approximately 4.7 million shares of common stock at $20.75 per share and received net proceeds of approximately $92.8 million.

Guidance

For the year ending December 31, 2013, the Company estimates that revenue will be in the range of $240 to $255 million. For the first quarter ending March 31, 2013, the Company expects that revenue will be in the range of $56 to $59 million.

Conference Call

Insulet will host a conference call on Wednesday, February 27, 2013 at 5:00PM Eastern time to discuss the Company’s fourth quarter and full year 2012 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (877) 831-5664 for domestic callers and (832) 412-1780 for international callers. The passcode is 98386780. A replay of the conference call will be available two hours after the start of the call through March 27, 2013 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 98386780. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.

* Operating cash profitability is defined as operating loss plus certain non-cash expenses such as depreciation, amortization and stock-based compensation.

About Insulet Corporation

Insulet Corporation is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement

The 2012 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue, the future operations of the Neighborhood Diabetes business, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; risks related to the implementation of a national mail-order competitive bid program; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key partner payors and their members; failure to retain and manage successfully Insulet’s Medicare and Medicaid business; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; failure to integrate successfully the Neighborhood Diabetes business; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes’ business; loss by Neighborhood Diabetes of an opportunity to sell insulin pumps supplied by Insulet’s competitors; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; the costs associated with the acquisition of Neighborhood Diabetes; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; the volatility of Insulet’s common stock; risks related to future sales of its common stock or the conversion of the 5.375% Convertible Senior Notes due June 15, 2013 or 3.75% Convertible Notes due June 15, 2016; potential limitations on Insulet’s ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2012 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Stephanie Marks for Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)

INSULET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011 Restated
	(Unaudited)
	(In thousands, except share and per share data)

Revenue	$57,829	$47,192	$211,369	$152,255
Cost of revenue	32,510	27,112	119,033	85,543

Gross profit	25,319	20,080	92,336	66,712
Operating expenses:
Research and development	5,847	5,804	24,359	21,863
General and administrative	12,824	12,498	51,240	44,083
Sales and marketing	12,734	12,290	52,708	43,233

Total operating expenses	31,405	30,592	128,307	109,179

Operating loss	(6,086)	(10,512)	(35,971)	(42,467)
Other expense, net	(4,039)	(3,785)	(15,684)	(14,576)

Loss before income taxes	(10,125)	(14,297)	(51,655)	(57,043)
Income tax benefit (expense)	(69)	(40)	(212)	11,212

Net loss	$(10,194)	$(14,337)	$(51,867)	$(45,831)

Net loss per share basic and diluted	$(0.21)	$(0.30)	$(1.08)	$(0.98)

Weighted average number of shares used in calculating basic and diluted net loss per share	48,219,735	47,424,738	47,924,324	46,689,880

Results for the year ended December 31, 2011 have been restated to correct errors in the accounting for income taxes as reported on Form 8-K filed with the SEC on February 8, 2013.

INSULET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	December 31,
		2011
	2012	Restated
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$57,293	$93,955
Accounts receivable, net	33,294	23,190
Inventories	14,867	11,838
Prepaid expenses and other current assets	4,482	3,652

Total current assets	109,936	132,635
Property and equipment, net	25,422	19,422
Intangible assets, net	22,963	29,002
Goodwill	37,536	37,536
Other assets	2,202	2,727

Total assets	$198,059	$221,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,361	$11,418
Accrued expenses	19,026	13,064
Deferred revenue	5,445	2,582
Current portion of long-term debt	14,429	—
Other current liabilities	25	931

Total current liabilities	48,286	27,995
Long-term debt	103,730	108,540
Other long-term liabilities	1,867	2,052

Total liabilities	153,883	138,587
Stockholders’ Equity
Preferred stock, $.001 par value:

Authorized: 5,000,000 shares at December 31, 2012 and 2011. Issued and outstanding: zero shares at December 31, 2012 and 2011	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2012 and 2011. Issued and outstanding: 48,359,063 and 47,504,131 shares at December 31, 2012 and 2011, respectively	48	48
Additional paid-in capital	525,679	512,371
Accumulated deficit	(481,551)	(429,684)

Total stockholders’ equity	44,176	82,735

Total liabilities and stockholders’ equity	$198,059	$221,322

Amounts as of December 31, 2011 have been restated to correct errors in the accounting for income taxes as reported on Form 8-K filed with the SEC on February 8, 2013.